EXHIBIT 10.3

AMENDMENT

THIS AMENDMENT is executed as of this 23rd day of April 2004 by and between Crane Co., a Delaware corporation (the “Company”) and Robert S. Evans (“Mr. Evans”).

WHEREAS, the parties entered into an Agreement dated as of April 23, 2001 pursuant to which the Company agreed to employ Mr. Evans as non-executive Chairman of the Board and Mr. Evans agreed to serve the Company in that position; and

WHEREAS, the parties desire to amend that Agreement in certain respects;

NOW, THEREFORE, pursuant to the amendment provisions of section 19 of the Agreement, the parties agree as follows:

1. Base Salary. The base salary payable by the Company to Mr. Evans shall be $100,000 per annum, effective the date hereof.

2. Duties. Section 2 of the Agreement is hereby amended by deleting the last two sentences thereof.

3. Force and Effect. Except as specifically amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed and Mr. Evans has hereunto set his hand as of the day and year first above written.

CRANE CO.

By:	/s/ Eric C. Fast

Eric C. Fast President and Chief Executive Officer

/s/ Robert S. Evans

Robert S. Evans

AGREEMENT

THIS AGREEMENT (this “Agreement), made as of this 23rd day of April, 2001 (the “Effective Date), by and between Crane Co., a Delaware corporation (the “Company”), and Robert S. Evans (“Mr. Evans”).

WHEREAS, Mr. Evans has retired from his position as Chief Executive Officer of the Company after seventeen years of service in that capacity;

WHEREAS, the Company wishes to appoint Mr. Evans as non-executive Chairman of the Board of Directors of the Company (the “Board”) and enter into an agreement with Mr. Evans with respect to such appointment; and

WHEREAS, Mr. Evans wishes to accept such appointment and to serve the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

1. Position. Subject to the terms and provisions of this Agreement, the Company hereby confirms the appointment of Mr. Evans as non-executive Chairman of the Board (“Chairman”) and Mr. Evans hereby agrees to serve the Company in that position; provided, however, that Mr. Evans’ continued service on the Board shall be subject to any necessary approval by the Company’s stockholders. Mr. Evans’ status during the Term (as defined in Section 3) shall be that of an employee of the Company.

2. Duties. During the Term (as defined in Section 3), Mr. Evans shall serve as Chairman, and Mr. Evans shall make reasonable business efforts to attend all Board meetings, serve on appropriate subcommittees as reasonably requested by the Board, and perform such duties, services and responsibilities and have the authority commensurate to such position. Mr. Evans will devote at least fifty (50) days annually to the performance of such duties, services and responsibilities, and will use his best efforts to promote the interests of the Company. During the minimum of fifty (50) days annually, Mr. Evans shall be available, as appropriate, either at the Company’s executive offices, or for reasonable and appropriate assignment outside of such offices.

3. Term. The term of this Agreement (the “Term”) shall be for a three (3)-year period beginning on the Effective Date, unless otherwise terminated as provided herein. The Term shall be automatically extended upon the same terms and conditions contained herein for successive one-year periods unless a written notice of termination is given by either party at least 90 days before the end of the Term or any renewals or extensions thereof.

4. Compensation and Benefits.

(a) Base Salary. During the Term, Mr. Evans shall receive an annual base salary of $400,000, subject to such increases as the Board may approve from time to time. Such base salary shall be payable no less frequently than monthly, in accordance with the Company’s regular payroll practices.

(b) Expense Reimbursements. During the Term, the Company shall reimburse Mr. Evans for all reasonable out-of-pocket expenses incurred by Mr. Evans in carrying out his duties, services and responsibilities under this Agreement, provided that Mr. Evans complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses.

(c) EVA Incentive Compensation Plan. As promptly as is practicable after execution of this Agreement, the Company shall pay to Mr. Evans in cash the full amount credited to his bank account under the Company’s EVA Incentive Compensation Plan as of March 31, 2001. Mr. Evans shall remain a participant in such Plan for 30% of the Corporate EVA Pool for the year 2001 prorated at 30.96% (113 days from 1/1/01-4/23/01 ÷ 365 days); and thereafter, Mr. Evans shall no longer be a participant in such Plan.

(d) Pension Plans. As of the Effective Date, Mr. Evans shall cease his participation in the Company’s 401(k) plan and its qualified and non-qualified pension plans.

(e) Restricted Stock Awards. Appendix A hereto lists the retirement-based restricted shares presently held by Mr. Evans. As of the Effective Date, such retirement restricted shares shall be deemed fully vested and non-forfeitable. Appendix B hereto lists the performance-based restricted shares presently held by Mr. Evans. As of the Effective Date, the performance restricted shares granted on May 6, 1996 shall be forfeited and surrendered to the Company, and the performance restricted shares granted on April 21, 1997 shall remain subject to the same terms and conditions as were applicable immediately prior to the execution of this Agreement. As of the Effective Date, Mr. Evans shall be granted 100,000 shares of Crane Common Stock (the “Restricted Stock”) under the Crane Co. Restricted Stock Award Plan or other applicable stock incentive plan (the “Restricted Stock Plan”). The Restricted Stock shall be subject to transfer and forfeiture restrictions that shall lapse with respect to 50,000 shares on each of the second and third anniversaries of the date of grant. All of the terms and conditions of the Restricted Stock shall be governed by and set forth in a written restricted stock agreement containing such terms and conditions, consistent with this Agreement and the Restricted Stock Plan, as are customary for such grants by the Company.

(f) Stock Options. Appendix C hereto lists the stock options presently held by Mr. Evans. As of the Effective Date, such stock options shall be deemed fully vested and exercisable. In addition, as of the Effective Date, Mr. Evans shall be granted non-qualified stock options to purchase 250,000 shares of Crane Common Stock. The exercise price per share of each such stock option shall be equal to the fair market value per share of the Common Stock on the date of grant of such option. For this purpose, the “fair market value” shall be determined by the average of the high and low prices of the Common Stock on the New York Stock Exchange on the ten consecutive trading days ending on the date of grant. Each option shall vest and become exercisable 50% one year after the grant date, 75% two years after the grant date and 100% three years after the grant date, and shall remain outstanding unless exercised for a term of 10 years notwithstanding any earlier termination of employment by Mr. Evans. All of the terms and conditions of each such option shall be governed by and set forth in a written stock option agreement containing such terms and conditions, consistent with this Agreement and the applicable stock option plan, as are customary for such grants by the Company.

(g) Employee Benefits and Perquisites.

(1) Mr. Evans and, as applicable, his family, shall have the right to participate in any employee benefit plans or other fringe benefit programs or perquisite arrangements maintained by the Company for its officers and/or other key management employees or as a part of the Company’s regular compensation structure for its employees, including plans (to the extent offered) providing group hospitalization, medical, dental, accidental death and disability and long-term disability income replacement insurance benefits.

(2) Upon the termination of the group benefits described in Section 4(g)(1) at the end of the Term or as otherwise provided under this Agreement, Mr. Evans and, as applicable, his family shall be entitled to any group medical and/or life insurance coverage or other benefits offered to Company retirees (and their families) with similar years of service or any other applicable qualifications, including, but not limited to, retirees who, upon retirement, are eligible to receive an immediate retirement benefit under the Crane Co. Pension Plan for Non-Bargaining Employees.

(h) Office, Assistance and Technical Support. The Company shall provide Mr. Evans with an office and an office assistant at the Company’s business headquarters. Additionally, the Company will provide Mr. Evans with appropriate technical support for Mr. Evans’ office outside of the Company’s headquarters.

(i) Company Airplane. Mr. Evans shall be authorized to use the Company’s airplane for both business and personal use. The use of the Company’s airplane by Mr. Evans shall be subject to the approval of the Chief Executive Officer of the Company, such approval not to be unreasonably withheld.

5. Death During Employment.

(a) If Mr. Evans dies during the Term, the Company shall pay to the estate of Mr. Evans the base salary to which he would otherwise be entitled in accordance with Section 4(a) above for a period equal to the lesser of (i) twelve (12) months from the date of death or (ii) the balance of the Term. This Agreement shall thereupon terminate, and the Company shall have no further obligation to the estate of Mr. Evans under the terms of this Agreement other than for compensation and benefits earned through the date of death.

(b) If Mr. Evans dies while payments are being made pursuant to Sections 8, 9 or 10, the balance of payments that would have been made to Mr. Evans shall be paid to his designated beneficiary (or, if Mr. Evans has not designated a beneficiary, to his estate) in the same amounts and at the same times as would have been paid to Mr. Evans had he lived.

6. Permanent Disability During Employment. If Mr. Evans becomes permanently disabled during the term of this Agreement, the Company shall pay to Mr. Evans the base salary to which he would otherwise be entitled in accordance with Section 4(a) above to the end of the month in which such permanent disability occurs and thereafter Mr. Evans shall continue to receive such base salary, minus any payments provided by the Company’s benefit plans and by any government sponsored program, for a period equal to the lesser of (i) twenty-four (24) months or (ii) the balance of the Term. This Agreement shall thereupon terminate and the Company shall have no further obligation to Mr. Evans except as may be provided under the Company’s short-term and long-term disability plans during the term of such disability. Permanent disability for purposes of this Agreement shall mean a physical or mental condition of Mr. Evans that renders Mr. Evans incapable of performing the essential duties of his job and which condition shall be medically determined to be of permanent duration as the same is construed under the Company’s disability plans.

7. Termination of Employment for Cause. The Company may terminate Mr. Evans’ employment at any time “for cause.” The term “for cause” shall mean (i) a material default or other breach by Mr. Evans of his obligations under this Agreement or (ii) fraud, dishonesty, misappropriation of the Company’s assets, or conviction of a felony. Upon the occurrence of (i) above, the Company shall be entitled to terminate the employment relationship hereunder upon thirty (30) days prior written notice to Mr. Evans, which notice shall state the reason for such termination and shall provide Mr. Evans an opportunity to remedy or cure such cause during such period. If such cause is not remedied or cured during such period, the Company may terminate Mr. Evans’ employment immediately. In the event of a termination for cause, the Company shall have no obligation or liability to Mr. Evans under this Agreement except for the compensation and benefits earned through the date of termination.

8. Termination of Employment Without Cause.

(a) If the Company terminates this Agreement for any reason other than for cause, as specified in Section 7 above, Mr. Evans shall be entitled to receive in a lump sum payment within thirty (30) days of the date of termination an amount equal to his then current monthly base salary in accordance with Section 4(a) above times the number of full and partial months then remaining in the Term. Mr. Evans shall not be obligated in any way to mitigate the Company’s obligations to him under this Section 8 and any amounts earned by Mr. Evans subsequent to his termination of employment shall not serve as an offset to the severance payments due him by the Company under this Section.

(b) If Mr. Evans is terminated without cause, to the extent permitted by law, he shall be permitted to continue to participate for the balance of the Term in any and all of the medical, disability, life insurance, and other benefits in which he was participating at the time of termination.

(c) Payments and benefits under this Section 8 are in addition to and not in lieu of any benefits under the other benefit programs of the Company. The Company shall thereafter have no other obligation or liability to Mr. Evans under this Agreement.

9. Termination of Employment For Good Reason.

(a) Mr. Evans may terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events:

(i) a material diminution in the scope of Mr. Evans’ assigned duties and responsibilities or the assignment of duties or responsibilities that are inconsistent with the Mr. Evans’ status in the Company;

(ii) a reduction by the Company in Mr. Evans’s base salary;

(iii) a material reduction in any benefits set forth in Section 4 other than due to an across-the-board reduction applicable to all similarly situated employees;

(iv) the Company’s requirement that Mr. Evans be based anywhere other than the Company’s executive offices in Stamford, Connecticut; or

(v) the failure of a successor to the Company to assume in writing the obligations of the Company under this Agreement upon becoming a successor of the Company.

(b) If Mr. Evans shall terminate his employment for Good Reason, he shall be entitled to receive in a lump sum payment within thirty (30) days of the date of termination an amount equal to his then current monthly base salary in accordance with Section 4(a) times the number of full and partial months then remaining in the Term. Mr. Evans shall not be obligated in any way to mitigate the Company’s obligations to him under this Section 9 and any amounts earned by Mr. Evans subsequent to his termination of employment shall not serve as an offset to the severance payments due him by the Company under this Section.

(c) If Mr. Evans shall terminate his employment for Good Reason, to the extent permitted by law, he shall be permitted to continue to participate for the balance of the Term in any and all of the medical, disability, life insurance, and other benefits in which he was participating at the time of termination.

(d) Payments and benefits under this Section 9 are in addition to and not in lieu of any benefits under the other benefit programs of the Company. The Company shall thereafter have no other obligation or liability to Mr. Evans under this Agreement.

10. Change in Control.

(a) This Section 10 shall be applicable only upon the occurrence of a Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean the occurrence of any of the following:

(i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or the Crane Fund, a charitable trust under the laws of the State of Illinois, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by substantially the same individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

(ii) individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(iii) approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which substantially the same individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

(b) If a Change of Control occurs and Mr. Evans resigns from his position as Chairman of the Board, he shall be entitled to receive in a lump sum payment within thirty (30) days of the date of such Change of Control an amount equal to his then current monthly base salary in accordance with Section 4(a) above times thirty-six (36). Mr. Evans shall not be obligated in any way to mitigate the Company’s obligations to him under this Section 10 and any amounts earned by Mr. Evans subsequent to his termination of employment shall not serve as an offset to the severance payments due him by the Company under this Section.

(c) If a Change of Control occurs, to the extent permitted by law, Mr. Evans shall be permitted to continue to participate for the balance of the Term in any and all of the medical, disability, life insurance, and other benefits in which he was participating at the time of termination.

(d) Payments and benefits under this Section 10 are in addition to and not in lieu of any benefits under the other benefit programs of the Company. The Company shall thereafter have no other obligation or liability to Mr. Evans under this Agreement.

11. Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

12. Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery by registered or certified mail, or by Federal Express postage prepaid, return receipt requested; to:

If to the Company:

Crane Co.

100 First Stamford Place

Stamford, CT 06902

Attention: Corporate Secretary

If to Mr. Evans:

Robert S. Evans

114 Glenwood Drive

Greenwich, CT 06830

Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 12.

13. Tax Withholding. The payments to Mr. Evans under this Agreement shall be subject to all applicable tax withholdings.

14. Binding Effect/Assignment. This Agreement is personal to Mr. Evans and without the prior written consent of the Company shall not be assignable by Mr. Evans. This Agreement shall inure to the benefit of and be enforceable by Mr. Evans’ legal representatives.

15. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter. Notwithstanding the foregoing, the Indemnification Agreement between Mr. Evans and the Company, dated as of January 22, 1996, and the stock option and restricted stock agreements evidencing the option and restricted stock awards described in Appendix A, Appendix B and Appendix C hereto (other than the restricted stock award dated May 6, 1996) shall remain in full force and effect in accordance with their respective terms, but the Employment/Severance Agreement between Mr. Evans and the Company, dated as of March 1, 1995, shall be deemed terminated in its entirety upon execution of this Agreement.

16. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to principles of conflict of laws.

18. Legal Fees. The parties hereto agree that the non-prevailing party in any dispute, claim, action or proceeding between the parties hereto arising out of or relating to the terms and conditions of this Agreement or any provision thereof (a “Dispute”), shall reimburse the prevailing party for reasonable attorney’s fees and expenses incurred by the prevailing party in connection with such Dispute; provided, however, that Mr. Evans shall only be required to reimburse the Company for its fees and expenses incurred in connection with a Dispute, if Mr. Evans’ position in such Dispute was found by the court, arbitrator or other person or entity presiding over such Dispute to be frivolous or advanced not in good faith.

19. Modifications. Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

20. Tense and Headings. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and Mr. Evans has hereunto set his hand, on the day and year first above written.

CRANE CO.

By:

Title

Robert S. Evans

Appendix A

Retirement-Based Restricted Shares

held by R. S. Evans

Award Date	Current Outstanding Shares
May 8, 1995	254,003
May 6, 1996	43,523
April 21, 1997	21,088
April 20, 1998	12,764
May 26, 2000	165,850

Appendix B

Performance-Based Restricted Shares

held by R. S. Evans

Award Date	Current Outstanding Shares
May 6, 1996	95,132
April 21, 1997	79,277

Appendix C

Non-Qualified Stock Options

held by R. S. Evans

Grant Date	Total Shares	Exercisable*	Option Price
May 8, 1995	73,188	73,188	$14.12
May 6, 1996	73,188	73,188	$16.96
April 21, 1997	97,584	97,584	$20.71
April 20, 1998	260,225	195,168	$33.54
April 5, 1999	216,854	108,427	$21.96
January 24, 2000	175,000	—	$19.86

*	All options vest 50% after one year, 75% after two years and 100% after three years.